As filed with the Securities and Exchange Commission on  October 3, 2000

Registration No. 333-

FORM S-8

SECURITIES AND EXCHANGE COMMISSION

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

OM GROUP, INC.
(Exact name of issuer as specified in its charter)

Delaware	52-1736882
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification No.)

3800 Terminal Tower
Cleveland, Ohio	44113-2204
(Address of Principal Executive Offices)	(Zip Code)

OM Group, Inc.
1998 Long-Term Incentive Compensation Plan
(Full title of the plan)

Michael J. Scott
Secretary
3800 Terminal Tower
Cleveland, Ohio 44113-2204
(Name and address of agent for service)

(216) 781-0083
(Telephone number, including area code, of agent for service)

Calculation of Registration Fee

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (1)	Maximum Aggregate Offering Price(1)	Amount of Registration Fee (2)

Common Stock $.01 par value	2,000,000	$42.34	$84,680,000	$22,355.52

(1)	Based on the average of high and low prices of securities of the same class on the New York Stock Exchange on September 27 , 2000.

(2)	Computed in accordance with Rule 457(h) under the Securities Act of 1933.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference

          OM Group, Inc. (the “Company”) incorporates by reference into this registration statement the following documents:

(a)	The Company’s Annual Report on Form 10-K for the year ended December 31, 1999;

(b)
All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Annual Report on Form 10-K referred to in (a) above; and

(c)	The description of the Company’s Common Stock, $.01 par value, contained in the Company’s Form 8-A Registration Statement filed October 12, 1993 under Section 12 of the Exchange Act.

          All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities offered have been sold, or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents.

Item 4.    Description of Securities

          Not applicable.

Item 5.    Interests of Named Experts and Counsel

          Not applicable.

Item 6.    Indemnification of Directors and Officers

          Section 145 of the General Corporation Law of the State of Delaware (“Delaware Law”) empowers a Delaware corporation to indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorney fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, for criminal proceedings, had no reasonable cause to believe his conduct was unlawful. A Delaware corporation may indemnify directors, officers, employees and agents in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the person is adjudged to be liable to the corporation in the performance of his duty. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against expenses that such officer or director actually and reasonably incurred.

          In accordance with Delaware Law, Article Eighth of the Company’s Restated Certificate of Incorporation contains a provision limiting the personal liability of the Company’s directors for violations of their fiduciary duty. Such provision states that no director of the Company will be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as director except for liability (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or knowing violation of law, (iii) for a violation of Section 174 of the Delaware Law or (iv) for a transaction from which the director derived an improper personal benefit.

          Article Seventh of the Company’s Restated Certificate of Incorporation and Article VII of the Company’s By-Laws provide for indemnification of the Company’s officers and directors to the fullest extent permitted by applicable law.

          The Company maintains insurance policies that insure the Company’s directors and officers against certain liabilities that might be incurred by reason of their positions as directors and officers.

Item 7.    Exemption from Registration Claimed

          Not applicable.

Item 8.    Exhibits

          The following is a complete list of exhibits filed as a part of or incorporated by reference in this Registration Statement.

Exhibit	Description
(4)(a)	Amended and Restated Certificate of Incorporation of the Company (filed as an Exhibit to the
Company’s Form S-1 Registration Statement (Registration No. 33-60444), which became effective on
October 12, 1993, and is incorporated herein by reference).

(4)(b)	Form of Common Stock Certificate of the Company (filed as an Exhibit to the Company’s Form S-1
Registration Statement (Registration No. 33-60444), which became effective on October 12, 1993, and is incorporated herein by reference).

(4)(c)	Stockholder Rights Agreement dated as of November 5, 1996 between OM Group, Inc. and National City Bank (filed as Exhibit 1 to the Company’ s Current Report on Form 8-K filed on December 5, 1996 and is incorporated herein by reference).

(4)(d)	Certificate of Designation, Preferences and Rights of Series A Participatory Preferred Stock (filed as an Exhibit to Current Report on Form 8-K filed November 27, 1996 and incorporated herein by reference).

(4)(e)	Credit Agreement dated as of April 3, 2000 among OM Group, Inc. as borrower; the lending institutions named therein as lenders; DLJ Capital Funding, Inc. as a lender, the syndication agent and a joint lead arranger; National City Bank as a lender, administrative agent, collateral agent and a joint lead arranger; and ABN Amro Bank N.V. as a lender and documentation agent (filed as an Exhibit to the Company’s Quarterly Report on Form 10-Q for the period ending March 31, 2000 and incorporated herein by reference).

(4)(f)	OM Group, Inc. 1998 Long-Term Incentive Compensation Plan (filed as Appendix A to the Company's Proxy Statement for the 1998 Annual Meeting of Stockholders and is incorporated herein by reference).

(5)	Opinion of Squire, Sanders & Dempsey L.L.P. as to the legality of the securities registered.

(15)	Letter from Ernst & Young LLP regarding unaudited interim financial information.

(23)(a)	Consent of Ernst & Young LLP.

(23)(b)	Consent of Squire, Sanders & Dempsey L.L.P. (contained in opinion filed as Exhibit (5)).

(24)	Powers of Attorney.

Item 9.    Undertakings

(a)	The Company hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(b)
The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of its annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cleveland, State of Ohio, on the 3rd day of October, 2000.

OM GROUP, INC.

/s/ Michael J. Scott

Michael J. Scott
Secretary and General Counsel

          Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

* James P. Mooney	Chairman of the Board, Chief Executive Officer and Director	October 3, 2000

* James M. Materna	Chief Financial Officer	October 3, 2000

* Lee R. Brodeur	Director	October 3, 2000

* Frank E. Butler	Director	October 3, 2000

* Edward W. Kissell	Director	October 3, 2000

* Thomas R. Miklich	Director	October 3, 2000

* John E. Mooney	Director	October 3, 2000

* Markku Toivanen	Director	October 3, 2000

*       Michael J. Scott, the undersigned attorney-in-fact, by signing his name hereto, does hereby sign and execute this Registration Statement on behalf of the above-indicated directors and officers pursuant to a power of attorney filed with the Securities and Exchange Commission.

October 3, 2000	By: /s/ Michael J. Scott

EXHIBIT INDEX

Exhibit Number	Description	Method of Filing*
(4)(a)	Amended and Restated Certificate of Incorporation of the Company.

(4)(b)	Form of Common Stock Certificate of the Company

(4)(c)	Stockholder Rights Agreement dated as of November 5, 1996 between OM Group, Inc. and National City Bank.

(4)(d)	Certificate of Designation, Preferences and Rights of Series A Participatory Stock.

(4)(e)	Credit Agreement dated as of April 3, 2000 among OM Group, Inc. as borrower; the lending institutions named therein as lenders; DLJ Capital Funding, Inc. as a lender, the syndication agent and a joint lead arranger; National City Bank as a lender, administrative agent, collateral agent and a joint lead arranger; and ABN Amro Bank N.V. as a lender and documentation agent.

(4)(f)	OM Group. Inc. 1998 Long-Term Incentive Compensation Plan.
(5)	Opinion of Squire, Sanders & Dempsey L.L.P. as to the legality of the securities registered. (Attached)

(15)	Letter from Ernst & Young LLP regarding unaudited interim financial information. (Attached)

(23)(a)	Consent of Ernst & Young LLP. (Attached)

(23)(b)	Consent of Squire, Sanders & Dempsey L.L.P. (contained in Exhibit 5).

(24)	Powers of Attorney. (Attached)

*      All exhibits hereto are being filed by means of incorporation by reference, unless otherwise indicated.